Exhibit 99.1

Barnes & Noble Reports Fiscal 2016 Year-End Financial Results

Full-Year Comparable Store Sales are Flat – In-Line with Guidance

Core Comparable Store Sales Increase 0.4%

Company to Host Investor Day to Discuss Long-Term Objectives

New York, NY (June 22, 2016)—Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2016 fourth quarter and full-year ended April 30, 2016.

Retail sales, which include Barnes & Noble stores and BN.com, were $850 million for the quarter and $4.0 billion for the full year, decreasing 2.2% and 1.9%, respectively.  Comparable store sales declined 0.8% for the quarter and were flat for the full year, in-line with Company guidance.  “Core” comparable store sales, which exclude sales of NOOK products, declined 0.8% for the quarter, while increasing 0.4% for the full year, slightly below expectations of an approximate 1% increase.  Sales for both the quarter and the year were also impacted by store closures and lower online sales.

NOOK sales, which include digital content, devices and accessories, were $42.0 million for the quarter and $191.5 million for the full year, decreasing 20.0% and 27.4%, respectively, due primarily to lower device and content sales.

Consolidated sales were $877 million for the quarter and $4.16 billion for the year, decreasing 3.7% and 3.1%, respectively, as compared to the prior year.

Retail incurred an operating loss of $34.9 million for the quarter and an operating profit of $113.3 million for the year.  NOOK generated an operating loss of $23.1 million for the quarter and $98.6 million for the year.

The consolidated fourth quarter net loss from continuing operations was $30.6 million, or $0.42 per share, compared to a loss from continuing operations of $3.0 million, or $0.12 per share, in the prior year.  Fiscal 2016 consolidated net earnings from continuing operations were $14.7 million, or $0.05 per share, compared to net earnings from continuing operations of $32.9 million, or $0.15 per share, in the prior year.

For the fourth quarter, Retail incurred an EBITDA loss of $11.1 million, which includes a previously disclosed $20.9 million pension settlement charge related to the termination of the Company’s pension plan.  Excluding this charge, Retail EBITDA would have been $9.8 million during the quarter, a decline of $23.3 million versus the prior year, primarily on lower sales, increased promotional activity and higher store wages and benefit costs.

For the full year, Retail generated EBITDA of $215.2 million, inclusive of $35.2 million of charges, including the $20.9 million pension charge noted above, a $10.5 million executive severance charge related to the Barnes & Noble College spin-off and a $3.8 million publishing contract impairment.  Excluding these charges, Retail EBITDA would have been $250.4 million for the year, declining $67.3 million primarily on lower sales, increased advertising, higher store wages and expense deleverage.

Fourth quarter NOOK EBITDA losses were $14.9 million, which included approximately $4.0 million of expenses incurred to further rationalize the cost structure of the business.  These expenses include transitional costs to outsource certain technology functions, consulting fees, Retail integration costs, and expenses to exit the U.K., apps and video businesses.  Excluding these items, NOOK EBITDA losses would have been consistent with the third quarter.

Full year NOOK EBITDA losses were $64.7 million this year as compared to $83.9 million a year ago, a 23% decrease as the Company continues to focus on cost rationalization efforts.

Barnes & Noble, Inc.	Page 2
June 22, 2016

On a consolidated basis, the fourth quarter EBITDA loss was $26.0 million, which includes the $20.9 million pension settlement charge. Excluding the charge, the fourth quarter consolidated EBITDA loss would have been $5.1 million.  For the full year, consolidated EBITDA was $150.5 million, which includes the $35.2 million of charges noted above.  Excluding the charges, consolidated EBITDA would have been $185.7 million for the full year.

Excluding the charges noted above, the consolidated fourth quarter net loss from continuing operations would have been $17.8 million, or $0.24 per share, and fiscal 2016 consolidated net earnings from continuing operations would have been $36.2 million, or $0.35 per share.

Return of Capital
During the quarter, the Company returned $21.5 million in cash to its shareholders, including $11.3 million in dividends and $10.2 million through share repurchases.  The Company acquired approximately 964,000 shares at an average price of $10.61 during the quarter under its share repurchase program.

Outlook
“As we look ahead to fiscal 2017 and beyond, we are focusing on executing a number of initiatives to grow bookstore and online sales, reduce Retail and NOOK expenses and grow our Membership base,” said Ron Boire, Chief Executive Officer of Barnes & Noble, Inc.  “We believe our marketing, merchandising and Membership initiatives will lead to increased traffic and conversion in our stores.  We are also excited about our plans to open four new concept stores opening later this year, beginning with the first store opening this October in Eastchester, NY.  We look forward to discussing these initiatives at our Investor Day.”

For fiscal year 2017, the Company expects comparable bookstore sales to be approximately flat to an increase of approximately 1%. The Company also expects full year consolidated EBITDA to be in a range of $200 million to $250 million, with Retail EBITDA of $240 million to $280 million and NOOK EBITDA losses declining to a range of $30 million to $40 million, including previously announced transitional costs.

Investor Day Webcast
The Company’s senior management will host an investor conference beginning at 9:00 A.M. ET on Thursday, June 23, 2016 to discuss the Company's financial results, business strategy and longer-term outlook. The webcast of this investor conference can be accessed on Barnes & Noble, Inc.'s corporate website at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2017 first quarter results on or about September 8, 2016.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products. The Company operates 640 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com). The NOOK Digital business offers a lineup of popular NOOK (www.nook.com) tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4 million digital books in the US plus periodicals, comics, apps, movies and TV shows, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

Barnes & Noble, Inc.	Page 3
June 22, 2016

Forward-Looking Statements
This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business and the digital business not being able to perform its obligations under the Samsung commercial agreement and the consequences thereof, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s initiatives including but not limited to its new store concept and e-commerce initiatives, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 2, 2015, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

Media Contact:	Investor Contact:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President, Investor Relations
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3489
(212) 633-3323	amilevoj@bn.com
mkeating@bn.com

###

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015

Sales	$876,684	$910,079	$4,163,844	$4,297,108
Cost of sales and occupancy	610,926	610,272	2,836,547	2,871,184
Gross profit	265,758	299,807	1,327,297	1,425,924
Selling and administrative expenses	291,715	280,986	1,176,778	1,192,065
Depreciation and amortization	31,999	33,715	135,863	143,665
Operating profit (loss)	(57,956)	(14,894)	14,656	90,194
Interest expense, net	1,537	2,955	8,770	17,678
Income (loss) before taxes	(59,493)	(17,849)	5,886	72,516
Income taxes	(28,885)	(14,830)	(8,814)	39,644
Net income (loss) from continuing operations	(30,608)	(3,019)	14,700	32,872
Net income (loss) from discontinued operations	-	(16,402)	(39,146)	3,724
Net income (loss)	$(30,608)	$(19,421)	$(24,446)	$36,596

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.42)	$(0.12)	$0.05	$0.15
Income (loss) from discontinued operations	0.00	(0.26)	(0.54)	0.06
Basic income (loss) per common share	$(0.42)	$(0.37)	$(0.49)	$0.21

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.42)	$(0.12)	$0.05	$0.15
Income (loss) from discontinued operations	0.00	(0.26)	(0.54)	0.06
Diluted income (loss) per common share	$(0.42)	$(0.37)	$(0.49)	$0.21

Weighted average common shares outstanding:
Basic	73,680	63,198	72,410	60,842
Diluted	73,680	63,198	72,542	60,928

Dividends declared per common share	$0.15	$-	$0.60	$-

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	69.7%	67.1%	68.1%	66.8%
Gross profit	30.3%	32.9%	31.9%	33.2%
Selling and administrative expenses	33.3%	30.9%	28.3%	27.7%
Depreciation and amortization	3.7%	3.7%	3.3%	3.3%
Operating profit (loss)	-6.6%	-1.6%	0.4%	2.1%
Interest expense, net	0.2%	0.3%	0.2%	0.4%
Income (loss) before taxes	-6.8%	-2.0%	0.1%	1.7%
Income taxes	-3.3%	-1.6%	-0.2%	0.9%
Net income (loss) from continuing operations	-3.5%	-0.3%	0.4%	0.8%
Net income (loss) from discontinued operations	0.0%	-1.8%	-0.9%	0.1%
Net income (loss)	-3.5%	-2.1%	-0.6%	0.9%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015

Sales
Retail	$850,024	$869,360	$4,028,614	$4,108,243
NOOK	41,952	52,431	191,520	263,833
Elimination	(15,292)	(11,712)	(56,290)	(74,968)
Total	$876,684	$910,079	$4,163,844	$4,297,108

Gross Profit
Retail	$248,807	$268,444	$1,258,405	$1,309,397
NOOK	16,951	31,363	68,892	116,527
Total	$265,758	$299,807	$1,327,297	$1,425,924

Selling and Administrative Expenses
Retail	$259,868	$235,307	$1,043,221	$991,669
NOOK	31,847	45,679	133,557	200,396
Total	$291,715	$280,986	$1,176,778	$1,192,065

EBITDA
Retail	$(11,061)	$33,137	$215,184	$317,728
NOOK	(14,896)	(14,316)	(64,665)	(83,869)
Total	$(25,957)	$18,821	$150,519	$233,859

Depreciation and Amortization
Retail	$(23,809)	$(24,420)	$(101,888)	$(104,373)
NOOK	(8,190)	(9,295)	(33,975)	(39,292)
Total	$(31,999)	$(33,715)	$(135,863)	$(143,665)

Operating Profit (Loss)
Retail	$(34,870)	$8,717	$113,296	$213,355
NOOK	(23,086)	(23,611)	(98,640)	(123,161)
Total	$(57,956)	$(14,894)	$14,656	$90,194

Net Income (Loss)
Operating profit (loss)	$(57,956)	$(14,894)	$14,656	$90,194
Interest expense, net	(1,537)	(2,955)	(8,770)	(17,678)
Income taxes	28,885	14,830	8,814	(39,644)
Income (loss) from discontinued operations	-	(16,402)	(39,146)	3,724
Total	$(30,608)	$(19,421)	$(24,446)	$36,596

Percentage of sales:

Gross Margin
Retail	29.3%	30.9%	31.2%	31.9%
NOOK	63.6%	77.0%	50.9%	61.7%
Total	30.3%	32.9%	31.9%	33.2%

Selling and Administrative Expenses
Retail	30.6%	27.1%	25.9%	24.1%
NOOK	119.5%	112.2%	98.8%	106.1%
Total	33.3%	30.9%	28.3%	27.7%

EBITDA
Retail	-1.3%	3.8%	5.3%	7.7%
NOOK	-55.9%	-35.2%	-47.8%	-44.4%
Total	-3.0%	2.1%	3.6%	5.4%

Depreciation and Amortization
Retail	-2.8%	-2.8%	-2.5%	-2.5%
NOOK	-30.7%	-22.8%	-25.1%	-20.8%
Total	-3.7%	-3.7%	-3.3%	-3.3%

Operating Profit (Loss)
Retail	-4.1%	1.0%	2.8%	5.2%
NOOK	-86.6%	-58.0%	-72.9%	-65.2%
Total	-6.6%	-1.6%	0.4%	2.1%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2016	May 2, 2015

ASSETS
Current assets:
Cash and cash equivalents	$13,838	$14,646
Receivables, net	124,917	60,265
Merchandise inventories, net	933,723	995,738
Prepaid expenses and other current assets	105,912	93,965
Short-term deferred taxes	-	-
Current assets of discontinued operations	-	447,626
Total current assets	1,178,390	1,612,240

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,058,452	1,057,975
Fixtures and equipment	1,560,005	1,531,315
	2,620,998	2,591,831
Less accumulated depreciation and amortization	2,322,418	2,250,096
Net property and equipment	298,580	341,735

Goodwill	211,276	215,197
Intangible assets, net	310,904	315,653
Other noncurrent assets	13,632	7,905
Noncurrent assets of discontinued operations	-	619,701
Total assets	$2,012,782	$3,112,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$480,574	$484,574
Accrued liabilities	360,194	326,660
Gift card liabilities	353,103	358,146
Current liabilities of discontinued operations	-	303,613
Total current liabilities	1,193,871	1,472,993

Long-term debt	47,200	-
Deferred taxes	54,017	15,795
Other long-term liabilities	114,184	162,209
Noncurrent liabilities of discontinued operations	-	76,017

Redeemable Preferred Shares	-	196,059

Preferred Member Interests in NOOK Media, LLC	-	-

Shareholders' equity:
Common stock; $0.001 par value; 300,000 shares authorized;
111,228 and 98,115 shares issued, respectively	112	98
Additional paid-in capital	1,738,034	1,927,997
Accumulated other comprehensive loss	151	(16,533)
Retained earnings	(24,349)	357,512
Treasury stock, at cost, 37,941 and 34,841 shares, respectively	(1,110,438)	(1,079,716)
Total shareholders' equity	603,510	1,189,358
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$2,012,782	$3,112,431

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Numerator for basic income (loss) per share:
Net income (loss) from continuing operations attributable to Barnes & Noble, Inc.	$(30,608)	$(3,019)	$14,700	$32,872
Inducement fee paid upon conversion of Series J preferred stock	-	-	(3,657)	-
Preferred stock dividends	-	(3,942)	-	(15,767)
Preferred stock dividends paid in shares	-	-	(1,783)	-
Accretion of dividends on preferred stock	-	(315)	(4,204)	(7,339)
Less allocation of dividends to participating securities	(220)	-	(1,219)	-
Less allocation of undistributed earnings to participating securities	-	-	-	(535)
Net income (loss) from continuing operations available to common shareholders	(30,828)	(7,276)	3,837	9,231
Net income (loss) from discontinued operations attributable to Barnes & Noble, Inc.	-	(16,402)	(39,146)	3,724
Less allocation of undistributed earnings to participating securities	-	-	-	(204)
Net income (loss) from discontinued operations available to common shareholders	-	(16,402)	(39,146)	3,520
Net income (loss) available to common shareholders	$(30,828)	$(23,678)	$(35,309)	$12,751

Numerator for diluted income (loss) per share:
Net income (loss) from continuing operations available to common shareholders	$(30,828)	$(7,276)	$3,837	$9,231
Preferred stock dividends (a)	-	-	-	-
Accretion of dividends on preferred stock (a)	-	-	-	-
Allocation of undistributed earnings to participating securities	-	-	-	535
Less diluted allocation of undistributed earnings to participating securities	-	-	-	(534)
Net income (loss) from continuing operations available to common shareholders	(30,828)	(7,276)	3,837	9,232
Net income (loss) from discontinued operations available to common shareholders	-	(16,402)	(39,146)	3,520
Allocation of undistributed earnings to participating securities	-	-	-	204
Less diluted allocation of undistributed earnings to participating securities	-	-	-	(204)
Net income (loss) from discontinued operations available to common shareholders	-	(16,402)	(39,146)	3,520
Net income (loss) available to common shareholders	$(30,828)	$(23,678)	$(35,309)	$12,752

Denominator for basic income (loss) per share:
Basic weighted average common shares	73,680	63,198	72,410	60,842

Denominator for diluted income (loss) per share:
Basic weighted average common shares	73,680	63,198	72,410	60,842
Preferred shares (a)	-	-	-	-
Average dilutive options	-	-	118	86
Average dilutive non-participating securities	-	-	14	-
Diluted weighted average common shares	73,680	63,198	72,542	60,928

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.42)	$(0.12)	$0.05	$0.15
Income (loss) from discontinued operations	-	(0.26)	(0.54)	0.06
Basic income (loss) per common share	$(0.42)	$(0.37)	$(0.49)	$0.21

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.42)	$(0.12)	$(0.05)	$0.15
Income (loss) from discontinued operations	-	(0.26)	(0.54)	0.06
Diluted income (loss) per common share	$(0.42)	$(0.37)	$(0.49)	$0.21

(a) Although the Company was in a net income position during the 52 weeks ended April 30, 2016 and May 2, 2015, the dilutive effect of the Company’s convertible preferred shares were excluded from the calculation of income per share using the two-class method because the effect would be antidilutive.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Forward Looking Statement Non-GAAP Reconciliation
(In millions)
(Unaudited)

	Forward Looking Range

EBITDA
Retail	$240	$280
NOOK	(40)	(30)
Total	$200	$250

Operating Profit
EBITDA	$200	$250
Depreciation and amortization	(120)	(120)
Total	$80	$130